Exhibit 99.1

Temecula Valley Bancorp Announces New Strategic Initiatives

TEMECULA, Calif.--(BUSINESS WIRE)--January 6, 2009--Temecula Valley Bancorp Inc. (NASDAQ: TMCV) today announced new strategic initiatives as part of the Company’s ongoing efforts to reduce operating expenses. These new initiatives, which include strategic reductions in personnel and other operating expenses as well as a reallocation of current resources, are expected to result in over $10 million in savings on an annualized basis.

“Given the current challenges in the regional housing markets, we have been carefully and thoroughly evaluating our operations to ensure our resources are properly aligned with customer needs in the current economic environment,” said Frank Basirico, Chief Executive Officer. “Accordingly, we will be introducing organizational changes that will result in staff reductions of 36 full-time positions across all levels of our business, from line personnel to senior management. These new reductions are in addition to several positions that recently became vacant due to normal attrition that will remain unfilled. We are also redefining our operating footprint and will be closing SBA loan production offices located outside of California.

“Additionally, we are making appropriate organizational changes to accommodate our revised staffing levels in order to maintain the high quality service levels we are known for across our franchise,” continued Basirico. “Although these were difficult but necessary decisions to make, we believe that this restructuring effort will allow us to preserve capital while we weather this economic cycle.”

In connection with these strategic initiatives, the Company expects to incur an estimated one-time severance charge of approximately $158,000 in its first quarter of 2009 financial results. Temecula Valley Bancorp reported that its subsidiary, Temecula Valley Bank, remains well-capitalized according to regulatory guidelines. At September 30, 2008, Temecula Valley Bancorp maintained risk-based capital, Tier 1 risk-based capital and leverage ratios of 11.46%, 8.81% and 9.09% respectively.

“While we are deleveraging our balance sheet, we will also be highly-focused on executing loan collections and, as a result, have increased staffing in our Special Assets Department to take a more proactive and decisive approach in managing our nonperforming assets,” Basirico added. “At the same time, we are concentrating on increasing core deposits to further build upon our base of affordable local deposits.

“Going forward, we are focusing on returning to our roots as a community bank providing services to our local business owners and offering the high levels of service they require. Temecula Valley Bank was built by experienced business bankers to be the type of bank that we would want to do business with if we were the customers,” Basirico noted.

About Temecula Valley Bank

Temecula Valley Bank was established in 1996 and operates eleven full service banking offices in California, in the communities of Temecula, Murrieta, Corona, Carlsbad, El Cajon, Escondido, Fallbrook, Rancho Bernardo, San Marcos, Solana Beach and Ontario. Regional loan production offices are located throughout the state of California. As an SBA Preferred Lender, the Bank also has a network of SBA offices. Temecula Valley Bancorp Inc. was established in June 2002 and operates as a bank holding company for the Bank. For more information about the Company, visit Temecula’s website at www.temvalbank.com.

Statements concerning future performance, developments, or events concerning expectations for growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to, the effect of interest rate changes, the ability to control costs and expenses, the impact of consolidation in the banking industry, financial policies of the U.S. government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in the filings made with the Securities and Exchange Commission by Temecula Valley Bancorp Inc. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT:
Temecula Valley Bancorp Inc.
Frank Basirico, CEO, 951-694-9940